Exhibit 10.2

CORTEXYME, INC.

February 1, 2022

Stephen S. Dominy, M.D. VIA EMAIL

Dear Steve:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Cortexyme, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
Separation. You and the Company have mutually decided to end your employment. Your last day of work with the Company and your employment termination date was January 28, 2022 (the “Separation Date”).

2.
Final Pay. On or before February 4, 2022, the Company will pay you all accrued salary and all accrued and unused paid time off (PTO) earned through the Separation Date, in the total amount of $77,126.06, subject to standard payroll deductions and withholdings, as well as additional pay for each day from the Separation Date until the payment date for waiting time penalties (in the total amount of $11,711.54). You will receive these amounts regardless of whether or not you sign this Agreement.

3.
Severance Payment. If you timely sign and return this fully signed Agreement to the Company, allow it to become effective, and comply with your obligations under it (collectively, the “Severance Preconditions”), then the Company will deem your employment termination to be a termination without Cause outside of the Change in Control Period pursuant to that certain Executive Change in Control and Severance Agreement between you and the Company, dated May 19, 2020 (the “Severance Agreement”), and accordingly, the Company will pay you, as severance, the equivalent of nine (9) months of your base salary in effect as of the Separation Date (in the total amount of $326,250), subject to standard payroll deductions and withholdings. This amount will be paid in a lump sum within ten (10) business days after the Effective Date (as defined below).

4.
Health Insurance. Your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As an additional severance benefit, subject to satisfaction of the Severance Preconditions, and provided that you timely elect continued coverage under COBRA, then the Company will pay directly the COBRA premiums required to continue your

263438815 v2

health insurance coverage (including coverage for eligible dependents, if applicable) through the period starting on the Separation Date and ending on the earliest to occur of: (a) nine-month anniversary of the Separation Date; (b) the date you become eligible for group health insurance coverage through a new employer; or (c) the date you cease to be eligible for COBRA coverage for any reason (the “COBRA Premiums”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law, then the Company instead shall pay you a fully taxable cash payment equal to the remaining COBRA Premiums due under this Section, subject to applicable tax withholdings, which you may, but are not obligated to, use toward the cost of COBRA premiums.

5.
Equity Awards. Under the terms of your stock option or other equity award agreement and the applicable plan documents, vesting of any potential stock options or other equity awards granted to you, if any (the “Equity Awards”) will cease as of the Separation Date. Subject to satisfaction of the Severance Conditions, the Company will: (a) accelerate vesting of your Equity Awards such that the number of shares subject to such Equity Awards that would have vested had you remained an employee for one month after the Separation Date will be deemed vested and exercisable as of the Effective Date; and (b) the period of time within which you may exercise any vested Equity Awards will be extended until the date that is twelve (12) months after the Separation Date. Except as expressly set forth in this paragraph, your Equity Awards will continue to be governed by the terms and conditions of the applicable stock option or other equity award agreement, applicable plan documents, and other equity awards documents.

6.
Potential Increased Severance Benefits. In the event that, within three (3) months after the Separation Date, the Company consummates a Change in Control (as defined and set forth in the Severance Agreement), then the Company will deem your employment termination to be a termination without Cause during the Change in Control Period pursuant to the Severance Agreement, and accordingly, subject to satisfaction of the Severance Conditions: (a) the cash severance amount set forth in Section 3 above will be increased from nine (9) months of your base salary rate to twelve (12) months (in the total amount of $435,000), subject to standard payroll deductions and withholdings; (b) the Company will pay you a target annual bonus severance payment in an amount equal to 100% of your target annual bonus opportunity for 2022, subject to payroll deductions and withholdings; (c) the potential COBRA Premium period set forth in Section 4(a) above will be increased from the nine-month anniversary to the one-year anniversary of the Separation Date; and (d) your Equity Awards subject to accelerated vesting in Section 5(a) above will be increased from the number of shares that would have vested had you remained an employee for one month after the Separation Date to 100% of your then outstanding Equity Awards.

7.
No Other Compensation or Benefits. You acknowledge and agree that the benefits offered to you herein fulfill and exceed all of the Company’s obligations to pay you any severance benefits in connection with your employment termination, pursuant to your Severance Agreement and any other agreement, plan or policy. By executing this Agreement, you further agree and acknowledge that the Company’s obligations to provide you any and all severance benefits, other than as set forth in this Agreement, are hereby extinguished. You further acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k)

263438815 v2

account) or any vested stock options.

8.
Expense Reimbursements. You agree that, within fifteen (15) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9.
Return of Company Property. Within fifteen (15) calendar days after the Separation Date (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, password and account information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, your Company-provided laptop, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within fifteen (15) calendar days after the Separation Date (or earlier if requested by the Company), you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement.

10.
Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A.

11.
Non-disparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation. The Company agrees to instruct its current executive officers and members of its board of directors not to disparage you in any manner likely to be harmful to you or your business or personal reputation. Notwithstanding the foregoing, you or the Company (and any of its current executive officers and members of its board of directors) may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain any party in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation, nor from making statements and disclosures as set forth in the section of this Agreement entitled “Protected Rights.”

263438815 v2

12.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the Protected Rights section below) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

13.
Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will pay you $500/hour and reimburse you for reasonable out-of- pocket expenses you incur in connection with your cooperation relating to the Company’s defense, prosecution, or investigation of any claims or demands by or against third parties (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

14.
No Admissions. Each party understands and agrees that the promises, obligations and payments in consideration of this Agreement shall not be construed to be an admission of any wrongdoing, liability or obligation by either party to the other party or to any other person, and that neither party makes any such admission.

15.
Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”), the California Labor Code (as amended), the California Family Rights Act and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, or applicable law, or applicable insurance (including without limitation directors and officers liability insurance); (ii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; (iii) any claims that cannot be waived by law; or (iv) any claims for

263438815 v2

breach or other enforcement of this Agreement. You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have a right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

16.
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have forty- five (45) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”). You also hereby further acknowledge that the Company has provided you with the ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)), attached hereto as Schedule 1.

17.
Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

18.
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent

263438815 v2

permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

19.
Representations. You hereby represent that except for amounts and benefits due under this Agreement, you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

20.
Breach. The parties acknowledge that your entitlement to the severance payments and benefits contained in this Agreement are of the essence and an integral part of this Agreement, and that, without such severance provisions, the parties would not enter into this Agreement. Therefore, if the Company, or any successor to the Company, breaches the terms of this Agreement by failing or refusing to pay or provide any of the severance payments or benefits owed to you in the amounts and/or according to the time periods set forth herein, you shall be entitled to two times (2x) the amount of severance payments and benefits that you would otherwise be entitled to receive pursuant to this Agreement according to the same terms set forth herein. The parties acknowledge and agree that any additional severance payments and benefits paid pursuant to this Section constitute liquidated damages that would be incurred by you and that these additional severance payments and benefits are not a penalty, rather they are a reasonable amount intended as liquidated damages that will compensate you in the circumstances in which they are payable for the efforts and resources expended, and opportunities foregone, while negotiating and/or enforcing this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amounts would otherwise be impossible to calculate with precision.
21.
Successors.

(a)
Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement. For all purposes under this Agreement, the term “Company” will include any such successor to the Company’s business and/or assets.

(b)
Your Successors. The terms of this Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, heirs, executors personal or legal administrators, representatives, successors, distributees, devisees and legatees.

22.
No Duty to Mitigate. You will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that you may receive from any other source reduce any such payment.

23.
Attorneys’ Fees. Each Party shall be solely responsible for its and her own attorneys’ fees in connection with the negotiation and preparation of this Agreement. To the fullest

263438815 v2

extent permitted by law, if any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its or her reasonable attorneys’ fees, costs and expenses from the non-prevailing party, in addition to any other relief to which the prevailing party may be entitled.

24.
Equitable Relief Regarding Agreement. Each party agrees that a breach of this Agreement will result in irreparable harm to the other party for which damages may be an inadequate remedy and therefore, in addition to its rights to damages and remedies otherwise available at law, the other party shall be entitled to equitable relief, including injunction and specific performance, and costs (including reasonable attorneys’ fees and expenses) to obtain a remedy, without having to post a bond or other security or to prove damages or the inadequacy of damages.

25.
Miscellaneous. This Agreement, including its exhibit and schedule, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. No provision of this Agreement will be waived or discharged unless the waiver or discharge is agreed to in writing and signed by the waiving party. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any successive breach, other condition or provision or of the same condition or provision at another time. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties, and if such provision is held void or severed, then the remainder of this Agreement shall be interpreted so as best to give effect of the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If this Agreement is acceptable to you, please sign below and return the original to me. You have forty-five (45) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

263438815 v2

We wish you the best in your future endeavors.

Sincerely,

By:	/s/ Christopher Lowe
Chris Lowe
COO & CFO

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Stephen S. Dominy, M.D.
Stephen S. Dominy, M.D.
Date: February 2, 2022

263438815 v2